Exhibit 32

Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

Form 10-KSB for the year ended December 31, 2003, that this certification is an exhibit to, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of KS Bancorp, Inc. Inc. at the dates and for the periods indicated. The foregoing certification is made solely for purposes of Title 18, Chapter 63, Section 1 350 of the United States Code and is subject to the knowledge and willfulness qualifications contained in Title 18, Chapter 63, Section 1350(c).

Date: March 29, 2004	/s/ Harold T. Keen

Harold T. Keen President and Chief Executive Officer

Date: March 29, 2004	/s/ Earl W. Worley, Jr.

Earl W. Worley, Jr. Senior Vice-President and Chief Financial Officer

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